Exhibit 99.1

Global Public Affairs & Communications Department P.O. Box 1734, Atlanta, GA 30301 +1 (404) 676-2683

CONTACT:    Investors: Jackson Kelly

+1 (404) 676-7563

Media:  Kenth Kaerhoeg

+1 (404) 676-2683

pressinquiries@na.ko.com

THE COCA-COLA COMPANY REPORTS
2010 THIRD QUARTER AND YEAR-TO-DATE RESULTS

Today, our Company reports solid performance, with quarterly results exceeding all long-term growth targets.  Our momentum advances from a position of strength as we continue to gain global volume and value share in both core sparkling and still beverages. The acquisition of Coca-Cola Enterprises’ North American business closed early in Q4 in line with our commitment, and integration efforts are well on track.

•                  Strong worldwide volume growth of 5% in the quarter, ahead of our long-term target, with balanced quality growth around the world, including 2% North America growth and 6% international growth.  Year-to-date worldwide volume grew 5%.  Volume growth was led by brand Coca-Cola, up 4% in the quarter and year-to-date.

•                  Third quarter reported EPS was $0.88, up 9%, with comparable EPS up 12% to $0.92, ahead of our long-term target.

•                  Reported net revenues grew 5% in the quarter and year-to-date, with comparable currency neutral net revenue growth of 8% in Q3, ahead of our long-term target.

•                  Reported operating income increased 9% in the quarter and 13% year-to-date.  Comparable currency neutral operating income grew 14% in Q3, ahead of our long-term target.

•                  Global volume and value share gains continued in both core sparkling and still beverages.   Grew total nonalcoholic ready-to-drink (NARTD) beverage value share globally while maintaining volume share.

•                  Strong cash flow continued, with year-to-date cash from operations up 15% to $7.2 billion.

•                  Integration efforts of Coca-Cola Enterprises’ (CCE) North American business remain well on track, with expected synergies of at least $350 million per year, phased in over the next 4 years.

ATLANTA, October 19, 2010 — The Coca-Cola Company reports strong third quarter operating results, with volume increasing 5% in both the quarter and year-to-date, ahead of our long-term growth target and cycling 2% volume growth in the prior year quarter.  Importantly, North America volume grew 2% in the quarter, building on our momentum in this key market as we continue to evolve our franchise system and integrate the acquisition of CCE’s North American business.

International volume increased 6% in the quarter.  Eurasia and Africa volume grew 12% in the quarter, with broad-based growth across all business units and beverage categories, including 30% volume growth in Russia and double-digit growth in Turkey, Southern Eurasia and East and Central Africa.  India achieved its 17th consecutive quarter of volume growth despite record rainfall in the quarter and cycling very strong 37% growth in the prior year quarter.  Pacific volume grew 11% in the quarter, cycling 6% growth in the prior year quarter.  These results were supported by 12% growth in China, as well as growth of 11% in Japan, 19% in the Philippines and 13% in Korea.  Latin America volume grew 4% in the quarter, cycling 7% growth in the prior year quarter, with Brazil volume up 13%.  Mexico posted even volume results despite adverse weather and cycling 9% growth in the prior year quarter.  Europe volume was slightly positive in the quarter, rounding to even, a sequential improvement supported by mid single-digit volume growth in France and the Nordic Region as well as volume growth in Great Britain, Germany and Northern Central Europe.  These positive results were partially offset by continuing macro-economic pressures in South and Eastern Europe and the Adriatic Region.

Strong growth continued in countries with per capita consumption of Company brands less than 150 eight-ounce servings per year, with volume up 10% in the quarter and year-to-date in those countries.

We gained value share and maintained volume share in total NARTD beverages driven by volume and value share gains across core sparkling beverages, still beverages, juices and juice drinks, sports drinks and packaged water.  We also gained volume share in energy drinks.  Internationally, we gained volume and value share in total NARTD beverages.

Incremental volume was evenly balanced between sparkling and still beverages.  Total sparkling beverage volume increased 3% in the quarter with international sparkling volume increasing 4%.  Brand Coca-Cola grew 4% in the quarter and year-to-date, with growth across many markets in the quarter, including Russia (+34%), Brazil (+14%), the Philippines (+12%), Japan (+9%), South Africa (+5%), France (+3%) and Germany (+2%).  Total still beverage volume increased 11% in the quarter, led by continued growth in sports drinks, juices and juice drinks, teas and water brands.  Still beverage volume increased 13% internationally.

Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “We are very pleased with our third quarter performance.  We successfully completed our acquisition of CCE’s North American business and the sale of our Norway and Sweden bottling operations to CCE, on plan and in line with our commitment.  And we closed this transaction on the heels of a strong quarter.  We continue to build on our momentum, delivering solid volume, revenue and profit growth this quarter, with our results exceeding all of our long-term targets and generating sustainable value for our shareowners.  This quarter, once again, underscores how we are advancing our 2020 Vision from a position of strength as we enter a new era of growth for The Coca-Cola Company.  Together, in close alignment with our global bottling partners, we are executing with excellence around the world.  Our strategies, our brands, our marketing, our innovation, our partnerships and our people are defining new growth opportunities today and shaping our system’s vision for this decade.

“We are now intensely focused on driving a fast and seamless integration effort in our North America operations.  This evolution of our franchise system is an important milestone in realizing our 2020 Vision, strengthening our commitment to best serve our customers and consumers and facilitating our ability to achieve sustainable and profitable growth in this, our flagship market.

“We see a world where today’s consumers are valuing companies and brands as much on the quality of their ideals as the quality of the products and services they provide.  Ideals like community, fun, happiness and the hope for a better tomorrow.  This is what inspires our Company and our system and the long-term value we can create for our consumers and shareowners.”

FINANCIAL HIGHLIGHTS

•                        Third quarter and year-to-date 2010 reported net revenues increased 5%.  Third quarter reported net revenue growth includes a negative 3% impact due to the deconsolidation of certain entities required by a change in accounting guidance.  Comparable currency neutral net revenues increased 8% for the quarter, reflecting a 7% increase in concentrate sales.  Price/mix for the quarter was up 1%, with our positive revenue management strategies offsetting the expected impact of geographic mix.  Year-to-date comparable currency neutral net revenues increased 5%, in line with our long-term growth target.

•                        Reported operating income increased 9% in the quarter and 13% year-to-date. Third quarter 2010 comparable currency neutral operating income increased 14%.  This was driven by strong top-line performance as well as a continued focus on cost management and the leveraging of productivity initiatives.  Currency had minimal impact on operating income in the quarter.  Year-to-date comparable currency neutral operating income increased 11%.

•                        Year-to-date cash from operations increased 15%.

•                        There were no share repurchases during the first three quarters of 2010 due to the CCE transaction, which was finalized after the close of the third quarter.  However, we expect to repurchase approximately $2 billion in shares by the end of 2010.

•                        Productivity initiatives are well on plan and we remain on track to achieve our target of $500 million in annualized savings by year-end 2011.

OPERATING REVIEW

	Three Months Ended October 1, 2010
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	5	9	14

Eurasia & Africa	12	16	20	19
Europe	0	(3)	(4)	1
Latin America	4	4	11	16
North America	2	2	16	14
Pacific	11	21	33	26
Bottling Investments	(3)	(2)	(6)	44

	Nine Months Ended October 1, 2010
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	5	13	11

Eurasia & Africa	11	17	23	15
Europe	0	2	3	3
Latin America	5	10	21	21
North America	1	0	9	7
Pacific	8	9	11	5
Bottling Investments	1	3	63	47

Eurasia & Africa

•                  Our Eurasia and Africa Group’s volume increased 12% in the quarter, cycling 2% growth in the prior year quarter.  Year-to-date volume increased 11%, cycling 4% growth in the prior year.  Net revenues for the quarter increased 16%, reflecting a 13% increase in concentrate sales, a 2% positive currency impact and 1% positive price/mix.  Reported operating income increased 20% in the quarter.  Comparable currency neutral operating income increased 19% in the quarter due to the increase in revenues, partially offset by increased investments in the business.

•                  In Eurasia and Africa, sparkling beverages increased 10% and still beverages increased 21% in the quarter, with brand Coca-Cola growing 10%.  Volume growth was broad-based, with every business unit growing volume in the quarter.  In Russia, we gained volume and value share in total NARTD beverages, as well as in sparkling beverages, sports drinks and packaged water, with value share gains in juices and juice drinks.  Volume in Russia was up 30%, cycling negative volume in the prior year quarter, as volume growth for brand Coca-Cola, the single largest NARTD brand in Russia, has continued to accelerate through the year.  Africa also reported strong volume growth in the quarter with the East and Central Region growing double digits and both South Africa and the North and West Region growing 6%.  Volume in Turkey was up double digits with strong Ramadan activation in the quarter.  India achieved its 17th consecutive quarter of volume growth despite record rainfall in the quarter and cycling very strong 37% growth in the prior year quarter.

Europe

•                  Our Europe Group’s volume in the quarter was slightly positive, rounding to even, cycling a decline of 2% in the prior year quarter.  Year-to-date volume declined slightly, also rounding to even, cycling a decline of 1% in the prior year period.   Reported net revenues for the quarter decreased 3%, driven by a 6% negative impact of currency and partially offset by positive concentrate sales and positive price/mix.  Comparable currency neutral net revenues increased 1% in the quarter.  Reported operating income decreased 4% in the quarter driven by the negative impact of currency.  Comparable currency neutral operating income increased 1%, driven by positive price/mix and tight expense management, partially offset by the timing of marketing expenses.

•                  Volume performance in the quarter was positively impacted by mid single-digit volume growth in France and the Nordic Region as well as volume growth in Great Britain, Germany and Northern Central Europe.  Coca-Cola Zero volume grew 9% in the quarter and still beverage volume was up 5%.  In a quarter of aggressive price competition, we were pleased to see NARTD volume share gains in France and Spain with the continued success of Coca-Cola Zero and a renewed focus on delivering value to the consumer.  Europe also gained volume and value share in still beverages, sports drinks and energy drinks.  Volume results in Europe were impacted by ongoing challenges in South and Eastern Europe and the Adriatic Region, and we continue to monitor consumer confidence throughout Europe as economic challenges persist and consumer confidence remains weak.

Latin America

•                  Our Latin America Group delivered volume growth of 4% in the quarter, cycling 7% growth in the prior year quarter.  Year-to-date volume grew 5%, cycling 6% growth in the prior year.  Brand Coca-Cola volume was up 4% in the quarter and 5% year-to-date driven by strong activation of our FIFA World CupTM programs.  Reported net revenues for the quarter increased 4%, reflecting positive price/mix of 10% and concentrate sales growth of 8%, partially offset by a 1% currency impact and the impact of the deconsolidation of certain entities required by a change in accounting guidance.  Reported operating income was up 11% in the quarter, with comparable currency neutral operating income up 16%, primarily reflecting favorable volume and pricing and the continued management of expenses.

•                  Solid volume growth in the quarter was led by a 13% increase in Brazil and a 6% increase in our South Latin Region.  Brazil’s focus on single-serve and returnable packaging has resulted in steady volume growth as well as strong volume and value share gains in total NARTD, sparkling and still beverages.  During the quarter, brand Coca-Cola was up 14% in Brazil.  Mexico posted even volume results despite adverse weather and cycling 9% growth in the prior year quarter.  Importantly, Mexico continued to gain volume and value share in total NARTD beverages including both sparkling and still beverage categories.

•                  In the quarter the Latin America Group gained volume and value share in total NARTD beverages including volume and value share gains in sparkling and still beverages.

North America

•                  Our North America Group’s volume grew 2% during the quarter with volume and value share gains across most categories, driven by a continued focus on a well-defined brand, price, package and channel strategy.   Year-to-date volume grew 1%, cycling a decline of 2% in the prior year.  Net revenues for the quarter increased 2%, reflecting a 2% increase in concentrate sales and positive price/mix, partially offset by the impact of the deconsolidation of certain entities required by a change in accounting guidance.  Reported operating income increased 16%, while comparable currency neutral operating income increased 14% in the quarter reflecting the impact of higher concentrate sales and positive pricing as well as tight expense management and favorable timing of general and administrative expenses.

•                  Volume for sparkling beverages was even in the quarter, and we continue to lead the industry in building strong value-creating brands.  Our total sparkling portfolio grew volume and value share and we increased our favorite brand score advantage versus our primary competitor.  Coca-Cola Zero delivered double-digit volume growth for the 18th consecutive quarter.  Sprite growth continued and Fanta had its strongest quarter of the year.

•                  North America still beverage volume was up 8%, led by strong double-digit growth of Powerade (+32%) and Trademark Simply (+23%).  During the quarter, we gained volume and value share in juices and juice drinks, sports drinks and ready-to-drink tea.  In addition, the glacéau business grew mid single digits in North America and vitaminwater trademark grew low single digits.  We have now grown volume share in still beverages for 11 of the past 13 quarters and value share for 12 of the last 13 quarters.

Pacific

•                  Our Pacific Group delivered volume growth of 11% in the quarter, cycling 6% growth in the prior year quarter.  These results were supported by 12% growth in China, as well as growth of 11% in Japan, 19% in the Philippines and 13% in Korea.  Year-to-date volume grew 8%, cycling 5% growth in the prior year.  Net revenues for the quarter increased 21%, primarily reflecting a 10% increase in concentrate sales, a 7% positive currency impact and positive price/mix.  Reported operating income increased 33% in the quarter.  Comparable currency neutral operating income increased 26% in the quarter, reflecting the improvement in the top line coupled with tight expense controls, partially offset by higher marketing expenses due to timing.

•                  Volume in China grew 12%, with volume and value share gains in sparkling and still beverages, led by core sparkling beverages, juices and juice drinks and packaged water.   Sparkling beverages grew high single digits due to our continued focus on the category with enhanced brand, commercial and franchise plans.  China juices and juice drinks grew strong double digits in the quarter due to continued momentum of Minute Maid Orange Pulpy and other variants including Tropical Pulpy, White Grape and Lemon, as well as the launch of

Natural Refreshment.  As one of the only true multi-category beverage players in China, our system is investing for the long term in the China marketplace — investing $2 billion from 2009 to 2011.  Clearly with the dynamic consumer fundamentals and our solid position in China, we are just getting started in this region.

•                  In Japan, volume increased 11% in the quarter driven by successful in-market activations, strong innovation and very hot weather.  Japan grew share in total NARTD beverages, as well as in sparkling and still beverages, driven by volume and value share gains in core sparkling beverages, sports drinks and packaged water.  Brand Coca-Cola volume grew 9% in the quarter as a result of strong programs such as the successful FIFA World CupTM activation and our Coca-Cola Summer Promotion.  Sports drinks volume was up strong double digits.  Overall, we are encouraged by the improving trends in Japan this past quarter and believe we are executing the right strategies and plans.  Yet we remain cautious, as we expect the long-term economic and demographic headwinds in Japan to continue.

Bottling Investments

•                  Our Bottling Investments Group’s volume increased 8% in the quarter on a comparable basis after adjusting for the impact of the deconsolidation of certain bottlers required by a change in accounting guidance.  Reported volume decreased by 3%.  The increase in comparable volume was driven by strong growth across most markets, especially the Philippines, China and Brazil.  In addition, Germany posted its fifth consecutive quarter of growth.  Reported net revenues for the quarter decreased 2%, while comparable net revenues were up 7% after adjusting for the impact of the deconsolidation.  This reflects the 8% increase in volume, partially offset by the impact of currency.  Reported operating income decreased 6%.  Comparable currency neutral operating income increased 44% reflecting the increase in revenues and the benefits of disciplined capital investments and expense management, partially offset by continued investment in our in-market capabilities.

FINANCIAL REVIEW

Reported net revenues for the quarter increased 5%, with comparable net revenues up 8%, reflecting a 3% impact due to the deconsolidation of certain entities required by a change in accounting guidance.  Net revenues reflect a 7% increase in concentrate sales during the quarter.  Concentrate sales are in line with unit case volume year-to-date at 5%.  Third quarter net revenues also reflect a 1% positive impact of price/mix, as we successfully executed our revenue growth management strategies to realize positive pricing that more than offset the impact of geographic mix.  This enabled us to grow global value share for the 13th consecutive quarter.

Cost of goods sold decreased 1% in the quarter.  After adjusting for items impacting comparability, currency neutral cost of goods sold increased 3%, driven by increased concentrate sales.

Selling, general and administrative (SG&A) expenses increased 5% in the quarter.  After adjusting for items impacting comparability, SG&A expenses increased 7% in the quarter and increased 8% on a currency neutral basis.  This increase was primarily driven by continued investment behind our bottling operations and timing of marketing expenses versus the prior year as well as the cycling of lower incentive compensation expense.  And we continue to focus on ongoing productivity initiatives.

Reported operating income increased 9% and our comparable operating income increased 14% in the quarter.  Items impacting comparability reduced third quarter operating income by $100 million in 2010 and increased third quarter operating income by $4 million in 2009.  These items were primarily related to restructuring charges and costs related to global productivity initiatives as well as costs in 2010 related to the CCE transaction.  In addition, items impacting comparability in 2009 included the deconsolidation of certain entities required by a change in accounting guidance.  Comparable currency neutral operating income was up 14% in the quarter as currency had minimal impact on comparable operating income in the quarter.

For the third quarter of 2010, our reported earnings per share were $0.88, an increase of 9%.  Reported earnings per share for the third quarter of 2010 included a net charge of $0.04 and for the third quarter of 2009 included a net charge of $0.01.  The net charge in both years included restructuring charges and costs related to global productivity initiatives.  The net charge in 2010 also included costs related to the CCE transaction.  After considering the items impacting comparability, earnings per share for the quarter were $0.92, an increase of 12%.

Cash from operations was $7.2 billion for the first nine months of the year as compared with $6.3 billion in the prior year, an increase of 15%.  This increase was primarily driven by our improved performance, including the effect of currency.

In anticipation of closing our acquisition of CCE’s North American business and the sale of our Norway and Sweden bottling operations to CCE, the Company and CCE agreed to make the required cash payments on the last day of our third quarter. As a result, the Company made a cash payment to CCE of approximately $1.3 billion and received a cash payment from CCE of approximately $0.9 billion.  In the event the transaction did not close, both parties would have been required to return the cash received. Therefore, the cash payment to CCE ($1.3 billion) was classified in prepaid expenses and other assets and the cash payment received from CCE ($0.9 billion) was classified in accounts payable and accrued expenses in our consolidated balance sheet.  The cash payment and cash receipt were classified as acquisitions and investments, principally beverage and bottling companies and trademarks and proceeds from disposals of bottling companies and other investments, respectively, in our consolidated statement of cash flows.

Effective Tax Rate

The reported effective tax rate for the quarter was 23.4%.  The underlying effective tax rate on operations for the quarter was 22.6%, reflecting an underlying annual rate of 23%.  The variance between the reported rate and the underlying rate was due to the tax impact of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results

First quarter 2009 results included a net charge of $0.07 per share primarily related to restructuring charges and asset write-downs.

Second quarter 2009 results included a net charge of $0.04 per share primarily related to restructuring charges and asset write-downs.

Third quarter 2009 results included a net charge of $0.01 per share primarily related to restructuring charges and costs related to global productivity initiatives.

NOTES

•                  All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees and sports drinks.

•                  All references to volume and volume percentage changes indicate unit case volume.  All volume percentage changes are computed based on average daily sales.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage.  “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  Year-to-date 2010 results were impacted by one fewer selling day in the first quarter, which will be offset by the impact of one additional selling day in fourth quarter 2010 results.

•                  Comparable results for the third quarter and year-to-date 2010 reflect the impact of the deconsolidation of certain entities required by a change in accounting guidance.

•                  Our long-term growth targets referenced in this release are on a comparable currency neutral basis and exclude structural changes.

•                  All references to operating expense leverage indicate currency neutral operating expense leverage.  This is calculated by subtracting comparable currency neutral gross profit growth from comparable currency neutral operating income growth.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our third quarter and year-to-date 2010 results today at 9:30 a.m. (EDT). We invite investors to listen to the live audiocast of the conference call at our website,
http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	October 1, 2010	October 2, 2009	% Change
Net Operating Revenues	$8,426	$8,044	5
Cost of goods sold	2,918	2,934	(1)
Gross Profit	5,508	5,110	8
Selling, general and administrative expenses	3,064	2,912	5
Other operating charges	100	48	—
Operating Income	2,344	2,150	9
Interest income	93	67	39
Interest expense	80	89	(10)
Equity income (loss) - net	355	282	26
Other income (loss) - net	(12)	33	—
Income Before Income Taxes	2,700	2,443	11
Income taxes	633	523	21
Consolidated Net Income	2,067	1,920	8
Less: Net income attributable to noncontrolling interests	12	24	(50)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,055	$1,896	8

Diluted Net Income Per Share*	$0.88	$0.81	9
Average Shares Outstanding - Diluted*	2,336	2,332

*                 For the three months ended October 1, 2010 and October 2, 2009, “Basic Net Income Per Share” was $0.89 for 2010 and $0.82 for 2009 based on “Average Shares Outstanding - Basic” of 2,310 for 2010 and 2,316 for 2009.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended
	October 1, 2010	October 2, 2009	% Change
Net Operating Revenues	$24,625	$23,480	5
Cost of goods sold	8,414	8,437	0
Gross Profit	16,211	15,043	8
Selling, general and administrative expenses	8,647	8,380	3
Other operating charges	274	212	—
Operating Income	7,290	6,451	13
Interest income	220	184	20
Interest expense	246	271	(9)
Equity income (loss) - net	847	609	39
Other income (loss) - net	(109)	13	—
Income Before Income Taxes	8,002	6,986	15
Income taxes	1,927	1,658	16
Consolidated Net Income	6,075	5,328	14
Less: Net income attributable to noncontrolling interests	37	47	(21)
Net Income Attributable to Shareowners of The Coca-Cola Company	$6,038	$5,281	14

Diluted Net Income Per Share*	$2.59	$2.27	14
Average Shares Outstanding - Diluted*	2,329	2,324

*

For the nine months ended October 1, 2010 and October 2, 2009, “Basic Net Income Per Share” was $2.62 for 2010 and $2.28 for 2009 based on “Average Shares Outstanding - Basic” of 2,307 for 2010 and 2,314 for 2009. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	October 1, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$10,509	$7,021
Short-term investments	2,644	2,130
Total Cash, Cash Equivalents and Short-Term Investments	13,153	9,151
Marketable securities	112	62
Trade accounts receivable, less allowances of $48 and $55, respectively	3,720	3,758
Inventories	2,259	2,354
Prepaid expenses and other assets	3,248	2,226
Assets held for sale	613	—
Total Current Assets	23,105	17,551
Equity Method Investments	6,870	6,217
Other Investments, Principally Bottling Companies	610	538
Other Assets	2,100	1,976
Property, Plant and Equipment - net	9,145	9,561
Trademarks With Indefinite Lives	6,403	6,183
Goodwill	3,882	4,224
Other Intangible Assets	1,974	2,421
Total Assets	$54,089	$48,671

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$7,691	$6,657
Loans and notes payable	8,390	6,749
Current maturities of long-term debt	547	51
Accrued income taxes	429	264
Liabilities held for sale	214	—
Total Current Liabilities	17,271	13,721
Long-Term Debt	4,456	5,059
Other Liabilities	2,777	2,965
Deferred Income Taxes	1,384	1,580
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	9,013	8,537
Reinvested earnings	44,541	41,537
Accumulated other comprehensive income (loss)	(1,381)	(757)
Treasury stock, at cost - 1,205 and 1,217 shares, respectively	(25,147)	(25,398)
Equity Attributable to Shareowners of The Coca-Cola Company	27,906	24,799
Equity Attributable to Noncontrolling Interests	295	547
Total Equity	28,201	25,346
Total Liabilities and Equity	$54,089	$48,671

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow

(UNAUDITED)

(In millions)

	Nine Months Ended
	October 1, 2010	October 2, 2009

Operating Activities
Consolidated net income	$6,075	$5,328
Depreciation and amortization	934	905
Stock-based compensation expense	185	142
Deferred income taxes	46	26
Equity income or loss, net of dividends	(567)	(428)
Foreign currency adjustments	109	15
Gains on sales of assets, including bottling interests	(48)	(33)
Other operating charges	111	134
Other items	87	187
Net change in operating assets and liabilities	292	(6)
Net cash provided by operating activities	7,224	6,270

Investing Activities
Purchases of short-term investments	(3,252)	—
Proceeds from disposals of short-term investments	2,742	—
Acquisitions and investments, principally beverage and bottling companies and trademarks	(1,798)	(286)
Purchases of other investments	(65)	(20)
Proceeds from disposals of bottling companies and other investments	1,050	102
Purchases of property, plant and equipment	(1,335)	(1,399)
Proceeds from disposals of property, plant and equipment	94	34
Other investing activities	(149)	9
Net cash provided by (used in) investing activities	(2,713)	(1,560)

Financing Activities
Issuances of debt	8,611	11,149
Payments of debt	(6,983)	(9,408)
Issuances of stock	535	232
Purchases of stock for treasury	(3)	(6)
Dividends	(3,034)	(2,850)
Other financing activities	(11)	(1)
Net cash provided by (used in) financing activities	(885)	(884)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(138)	319

Cash and Cash Equivalents
Net increase (decrease) during the period	3,488	4,145
Balance at beginning of period	7,021	4,701
Balance at end of period	$10,509	$8,846

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In Millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	October 1, 2010 (1)	October 2, 2009 (5)	% Fav. / (Unfav.)	October 1, 2010 (2)	October 2, 2009 (6)	% Fav. / (Unfav.)	October 1, 2010 (2), (3), (4)	October 2, 2009 (6), (7), (8)	% Fav. / (Unfav.)
Eurasia & Africa	$624	$537	16	$221	$184	20	$217	$182	19
Europe	1,338	1,380	(3)	742	774	(4)	748	784	(5)
Latin America	1,048	1,004	4	616	557	11	617	554	11
North America	2,171	2,119	2	503	433	16	501	435	15
Pacific	1,538	1,269	21	586	442	33	588	435	35
Bottling Investments	2,159	2,212	(2)	78	83	(6)	432	369	17
Corporate	12	12	0	(402)	(323)	(24)	(403)	(316)	(28)
Eliminations	(464)	(489)	—	—	—	—	—	—	—
Consolidated	$8,426	$8,044	5	$2,344	$2,150	9	$2,700	$2,443	11

(1)

Intersegment revenues for the three months ended October 1, 2010, were approximately $25 million for Eurasia and Africa, $231 million for Europe, $60 million for Latin America, $12 million for North America, $109 million for Pacific and $27 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes for the three months ended October 1, 2010, were reduced by approximately $1 million for Eurasia and Africa, $13 million for Europe, $8 million for Pacific, $12 million for Bottling Investments and $68 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives and transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of our Norwegian and Swedish bottling operations to CCE. Operating income (loss) and income (loss) before income taxes for the three months ended October 1, 2010, were increased by approximately $2 million for North America due to the refinement of previously established restructuring accruals.

(3)

Income (loss) before income taxes for the three months ended October 1, 2010, was reduced by approximately $10 million for Bottling Investments. This net charge was primarily attributable to the Company’s proportionate share of transaction costs recorded by CCE, which was partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

(4)

Income (loss) before income taxes for the three months ended October 1, 2010, was increased by approximately $23 million for Corporate due to the gain on the sale of 50 percent of our investment in Leao Junior, S.A., a Brazilian tea company.

(5)

Intersegment revenues for the three months ended October 2, 2009, were approximately $72 million for Eurasia and Africa, $243 million for Europe, $44 million for Latin America, $7 million for North America, $87 million for Pacific and $36 million for Bottling Investments.

(6)

Operating income (loss) and income (loss) before income taxes for the three months ended October 2, 2009, were reduced by approximately $2 million for Europe, $2 million for North America, $1 million for Pacific, $18 million for Bottling Investments and $25 million for Corporate, primarily as a result of the Company’s ongoing productivity, integration and restructuring initiatives.

(7)

Income (loss) before income taxes for the three months ended October 2, 2009, was reduced by approximately $5 million for Bottling Investments and $1 million for Corporate, primarily attributable to our proportionate share of restructuring charges recorded by equity method investees.

(8)

Income (loss) before income taxes for the three months ended October 2, 2009, was increased by approximately $10 million for Corporate due to realized gains on the sale of equity securities that were classified as available-for-sale.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In Millions)

Nine Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	October 1, 2010 (1)	October 2, 2009 (7)	% Fav. / (Unfav.)	October 1, 2010 (2)	October 2, 2009 (8)	% Fav. / (Unfav.)	October 1, 2010 (2), (3), (4), (5), (6)	October 2, 2009 (8), (9), (10), (11)	% Fav. / (Unfav.)
Eurasia & Africa	$1,937	$1,655	17	$781	$634	23	$794	$637	25
Europe	4,086	4,013	2	2,391	2,327	3	2,423	2,361	3
Latin America	3,036	2,762	10	1,795	1,483	21	1,810	1,481	22
North America	6,383	6,385	0	1,435	1,316	9	1,433	1,322	8
Pacific	4,055	3,731	9	1,658	1,492	11	1,659	1,475	12
Bottling Investments	6,453	6,276	3	221	136	63	1,018	746	36
Corporate	63	64	(2)	(991)	(937)	(6)	(1,135)	(1,036)	(10)
Eliminations	(1,388)	(1,406)	—	—	—	—	—	—	—
Consolidated	$24,625	$23,480	5	$7,290	$6,451	13	$8,002	$6,986	15

(1)

Intersegment revenues for the nine months ended October 1, 2010, were approximately $110 million for Eurasia and Africa, $686 million for Europe, $171 million for Latin America, $47 million for North America, $297 million for Pacific and $77 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes for the nine months ended October 1, 2010, were reduced by approximately $4 million for Eurasia and Africa, $43 million for Europe, $8 million for North America, $13 million for Pacific, $56 million for Bottling Investments and $150 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives and transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of our Norwegian and Swedish bottling operations to CCE.

(3)

Income (loss) before income taxes for the nine months ended October 1, 2010, was reduced by approximately $55 million for Bottling Investments. This net charge was primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by equity method investees, which were partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

(4)

Income (loss) before income taxes for the nine months ended October 1, 2010, was increased by approximately $23 million for Corporate due to the gain on the sale of 50 percent of our investment in Leao Junior, S.A., a Brazilian tea company.

(5)	Income (loss) before income taxes for the nine months ended October 1, 2010, was reduced by approximately $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets.

(6)

Income (loss) before income taxes for the nine months ended October 1, 2010, was reduced by approximately $23 million for Bottling Investments and $3 million for Corporate, primarily due to other-than-temporary impairments of available-for-sale securities.

(7)

Intersegment revenues for the nine months ended October 2, 2009, were approximately $186 million for Eurasia and Africa, $685 million for Europe, $113 million for Latin America, $56 million for North America, $268 million for Pacific and $98 million for Bottling Investments.

(8)

Operating income (loss) and income (loss) before income taxes for the nine months ended October 2, 2009, were reduced by approximately $3 million for Eurasia and Africa, $3 million for Europe, $15 million for North America, $1 million for Pacific, $109 million for Bottling Investments and $81 million for Corporate, primarily as a result of the Company’s ongoing productivity, integration and restructuring initiatives and asset impairments.

(9)

Income (loss) before income taxes for the nine months ended October 2, 2009, was reduced by approximately $66 million for Bottling Investments and $2 million for Corporate, primarily attributable to our proportionate share of asset impairment charges and restructuring costs recorded by equity method investees.

(10)

Income (loss) before income taxes for the nine months ended October 2, 2009, was reduced by approximately $27 million for Corporate due to an other-than-temporary impairment of a cost method investment.

(11)

Income (loss) before income taxes for the nine months ended October 2, 2009, was increased by approximately $10 million for Corporate due to realized gains on the sale of equity securities that were classified as available-for-sale.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended October 1, 2010									% Change -
		Items Impacting Comparability						After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Transaction Gain	Certain Tax Matters	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$8,426							$8,426	5	8	(1)
Cost of goods sold	2,918							2,918	(1)	4	(2)
Gross Profit	5,508							5,508	8	10	(3), (6)
Selling, general and administrative expenses	3,064							3,064	5	7	(4)
Other operating charges	100	$(9)	$(49)		$(42)			—	—	—
Operating Income	2,344	9	49		42			2,444	9	14	(5), (6)
Interest income	93							93	39	41
Interest expense	80							80	(10)	(7)
Equity income (loss) - net	355			$10				365	26	17
Other income (loss) - net	(12)					$(23)		(35)	—	—
Income Before Income Taxes	2,700	9	49	10	42	(23)		2,787	11	13
Income taxes	633		16	1	3	(10)	$(13)	630	21	19
Consolidated Net Income	2,067	9	33	9	39	(13)	13	2,157	8	12
Less: Net income attributable to noncontrolling interests	12							12	(50)	50
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,055	$9	$33	$9	$39	$(13)	$13	$2,145	8	12
Diluted Net Income Per Share	$0.88	$0.00	$0.01	$0.00	$0.02	$(0.01)	$0.01	$0.92 (7)	9	12
Average Shares Outstanding - Diluted	2,336	2,336	2,336	2,336	2,336	2,336	2,336	2,336

Gross Margin	65.4%							65.4%
Operating Margin	27.8%							29.0%
Effective Tax Rate	23.4%							22.6%

	Three Months Ended October 2, 2009
		Items Impacting Comparability						After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gain	Certain Tax Matters	Accounting Guidance Changes	Considering Items (Non-GAAP)
Net Operating Revenues	$8,044						$(223)	$7,821
Cost of goods sold	2,934						(123)	2,811
Gross Profit	5,110						(100)	5,010
Selling, general and administrative expenses	2,912						(48)	2,864
Other operating charges	48	$(23)	$(25)					—
Operating Income	2,150	23	25				(52)	2,146
Interest income	67						(1)	66
Interest expense	89						(3)	86
Equity income (loss) - net	282			$6			23	311
Other income (loss) - net	33				$(10)			23
Income Before Income Taxes	2,443	23	25	6	(10)		(27)	2,460
Income taxes	523	2	8			$9	(11)	531
Consolidated Net Income	1,920	21	17	6	(10)	(9)	(16)	1,929
Less: Net income attributable to noncontrolling interests	24						(16)	8
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,896	$21	$17	$6	$(10)	$(9)	$0	$1,921
Diluted Net Income Per Share	$0.81	$0.01	$0.01	$0.00	$0.00	$0.00	$0.00	$0.82 (7)
Average Shares Outstanding - Diluted	2,332	2,332	2,332	2,332	2,332	2,332	2,332	2,332

Gross Margin	63.5%							64.1%
Operating Margin	26.7%							27.4%
Effective Tax Rate	21.4%							21.6%

Notes:

Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)

Reported net operating revenue growth includes a negative impact of $223 million, or approximately 3%, due to items impacting comparability, which represents accounting guidance changes that are structural in nature. Currency had minimal impact on net operating revenues after considering items comparability for the three months ended October 1, 2010. Currency neutral net operating revenue growth after considering items impacting comparability is 8%. Currency neutral net operating revenue growth also includes a negative impact of $18 million due to other structural changes. Currency neutral net operating revenue growth after considering items impacting comparability and other structural changes is 8%.

(2)

Cost of goods sold after considering items impacting comparability for the three months ended October 1, 2010 includes a currency impact of approximately 1%. Currency neutral cost of goods sold after considering items impacting comparability increased 3%.

(3)

Currency had minimal impact on gross profit after considering items impacting comparability for the three months ended October 1, 2010. Currency neutral gross profit growth after considering items impacting comparability is 10%.

(4)

Selling, general and administrative expenses after considering items impacting comparability for the three months ended October 1, 2010 include a currency impact of approximately 1%. Currency neutral selling, general and administrative expenses after considering items impacting comparability increased 8%.

(5)

Currency had minimal impact on operating income after considering items impacting comparability for the three months ended October 1, 2010. Currency neutral operating income growth after considering items impacting comparability is 14%.

(6)

Currency neutral operating expense leverage after considering items impacting comparability for the three months ended October 1, 2010 is positive 4 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 10% from currency neutral operating income growth after considering items impacting comparability of 14%.

(7)	Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended October 1, 2010 and October 2, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended October 1, 2010										% Change -
		Items Impacting Comparability							After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Transaction Gain	Certain Tax Matters	Other Items	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$24,625								$24,625	5	7	(1)
Cost of goods sold	8,414								8,414	0	4	(2)
Gross Profit	16,211								16,211	8	9	(3), (6)
Selling, general and administrative expenses	8,647								8,647	3	5	(4)
Other operating charges	274	$(68)	$(134)		$(72)				—	—	—
Operating Income	7,290	68	134		72				7,564	13	15	(5), (6)
Interest income	220								220	20	22
Interest expense	246								246	(9)	(5)
Equity income (loss) - net	847			$55					902	39	24
Other income (loss) - net	(109)	26				$(23)		$103	(3)	—	—
Income Before Income Taxes	8,002	94	134	55	72	(23)		103	8,437	15	17
Income taxes	1,927	4	45	7	10	(10)	$(42)		1,941	16	18
Consolidated Net Income	6,075	90	89	48	62	(13)	42	103	6,496	14	16
Less: Net income attributable to noncontrolling interests	37								37	(21)	61
Net Income Attributable to Shareowners of The Coca-Cola Company	$6,038	$90	$89	$48	$62	$(13)	$42	$103	$6,459	14	16
Diluted Net Income Per Share	$2.59	$0.04	$0.04	$0.02	$0.03	$(0.01)	$0.02	$0.04	$2.77	14	15
Average Shares Outstanding - Diluted	2,329	2,329	2,329	2,329	2,329	2,329	2,329	2,329	2,329

Gross Margin	65.8%								65.8%
Operating Margin	29.6%								30.7%
Effective Tax Rate	24.1%								23.0%

	Nine Months Ended October 2, 2009
		Items Impacting Comparability						After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gain	Certain Tax Matters	Accounting Guidance Changes	Considering Items (Non-GAAP)
Net Operating Revenues	$23,480						$(561)	$22,919
Cost of goods sold	8,437						(330)	8,107
Gross Profit	15,043						(231)	14,812
Selling, general and administrative expenses	8,380						(126)	8,254
Other operating charges	212	$(154)	$(58)					—
Operating Income	6,451	154	58				(105)	6,558
Interest income	184						(4)	180
Interest expense	271						(11)	260
Equity income (loss) - net	609			$68			52	729
Other income (loss) - net	13	27			$(10)		(3)	27
Income Before Income Taxes	6,986	181	58	68	(10)		(49)	7,234
Income taxes	1,658	9	20	15		$(38)	(25)	1,639
Consolidated Net Income	5,328	172	38	53	(10)	38	(24)	5,595
Less: Net income attributable to noncontrolling interests	47						(24)	23
Net Income Attributable to Shareowners of The Coca-Cola Company	$5,281	$172	$38	$53	$(10)	$38	$0	$5,572
Diluted Net Income Per Share	$2.27	$0.07	$0.02	$0.02	$0.00	$0.02	$0.00	$2.40
Average Shares Outstanding - Diluted	2,324	2,324	2,324	2,324	2,324	2,324	2,324	2,324

Gross Margin	64.1%							64.6%
Operating Margin	27.5%							28.6%
Effective Tax Rate	23.7%							22.7%

Notes:

Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains and accounting changes positively impacting net income are reflected as deductions to reported net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)

Reported net operating revenue growth includes a negative impact of $561 million, or approximately 3%, due to items impacting comparability, which represents accounting guidance changes that are structural in nature. Net operating revenue growth after considering items impacting comparability for the nine months ended October 1, 2010 includes a positive currency impact of approximately 3%. Currency neutral net operating revenue growth after considering items impacting comparability is 5%. Items do not add due to rounding. Currency neutral net operating revenue growth also includes a negative impact of $21 million due to other structural changes. Currency neutral net operating revenue growth after considering items impacting comparability and other structural changes is 5%.

(2)

Cost of goods sold after considering items impacting comparability for the nine months ended October 1, 2010 includes a currency impact of approximately 3%. Currency neutral cost of goods sold after considering items impacting comparability increased 1%.

(3)

Gross profit after considering items impacting comparability for the nine months ended October 1, 2010 includes a positive currency impact of approximately 2%. Currency neutral gross profit growth after considering items impacting comparability is 7%.

(4)

Selling, general and administrative expenses after considering items impacting comparability for the nine months ended October 1, 2010 include a currency impact of approximately 2%. Currency neutral selling, general and administrative expenses after considering items impacting comparability increased 3%.

(5)

Operating income after considering items impacting comparability for the nine months ended October 1, 2010 includes a positive currency impact of approximately 4%. Currency neutral operating income growth after considering items impacting comparability is 11%.

(6)

Currency neutral operating expense leverage after considering items impacting comparability for the nine months ended October 1, 2010 is positive 4 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 7% from currency neutral operating income growth after considering items impacting comparability of 11%.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the nine months ended October 1, 2010 and October 2, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

	Three Months Ended October 1, 2010					Three Months Ended October 2, 2009						% Favorable (Unfavorable) - After
		Items Impacting Comparability			After		Items Impacting Comparability			After	% Favorable	Considering
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Accounting Guidance Changes	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Items (Non-GAAP) (1)
Eurasia & Africa	$221		$1		$222	$184	$(1)	$1		$184	20	21
Europe	742		13		755	774	1	1	$(1)	775	(4)	(3)
Latin America	616				616	557			(13)	544	11	13
North America	503	$(2)			501	433	2		5	440	16	14
Pacific	586		8		594	442		1	(8)	435	33	37
Bottling Investments	78	12			90	83	18		(37)	64	(6)	41
Corporate	(402)	(1)	27	$42	(334)	(323)	3	22	2	(296)	(24)	(13)
Consolidated	$2,344	$9	$49	$42	$2,444	$2,150	$23	$25	$(52)	$2,146	9	14

Note:

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1) Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)
Eurasia & Africa	21	2	19
Europe	(3)	(4)	1
Latin America	13	(3)	16
North America	14	0	14
Pacific	37	11	26
Bottling Investments	41	(3)	44
Corporate	(13)	(2)	(11)
Consolidated	14	0	14

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended October 1, 2010 and October 2, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

	Nine Months Ended October 1, 2010					Nine Months Ended October 2, 2009						% Favorable (Unfavorable) - After
		Items Impacting Comparability			After		Items Impacting Comparability			After	% Favorable	Considering
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Accounting Guidance Changes	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Items (Non-GAAP) (1)
Eurasia & Africa	$781	$1	$3		$785	$634	$2	$1		$637	23	23
Europe	2,391		43		2,434	2,327	1	2	$(2)	2,328	3	5
Latin America	1,795				1,795	1,483			(34)	1,449	21	24
North America	1,435	7	1		1,443	1,316	15		10	1,341	9	8
Pacific	1,658		13		1,671	1,492		1	(18)	1,475	11	13
Bottling Investments	221	56			277	136	109		(67)	178	63	56
Corporate	(991)	4	74	$72	(841)	(937)	27	54	6	(850)	(6)	1
Consolidated	$7,290	$68	$134	$72	$7,564	$6,451	$154	$58	$(105)	$6,558	13	15

Note: The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1) Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)
Eurasia & Africa	23	8	15
Europe	5	2	3
Latin America	24	3	21
North America	8	1	7
Pacific	13	8	5
Bottling Investments	56	9	47
Corporate	1	0	1
Consolidated	15	4	11

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the nine months ended October 1, 2010 and October 2, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Along with Coca-Cola, recognized as the world’s most valuable brand, the Company’s portfolio includes 12 other billion dollar brands, including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.6 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that protect the environment, conserve resources and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; impact of the global credit crisis on our liquidity and financial performance; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; risks related to our acquisition of Coca-Cola Enterprises Inc.’s  North American operations; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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